Exhibit 5.1

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

August 23, 2023

Oxford Square Capital Corp.

8 Sound Shore Drive, Suite 255

Greenwich, Connecticut 06830

Re:	Oxford Square Capital Corp.

Ladies and Gentlemen:

We have acted as counsel to Oxford Square Capital Corp., a Maryland corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-2 (the “Registration Statement”), as originally declared effective on September 26, 2022, by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement, dated August 22, 2023 (the “Prospectus Supplement” and, together with the base prospectus, dated as of September 26, 2022, included in the Registration Statement, the “Prospectus”) in connection with the proposed issuance by the Company of shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company with an aggregate offering price of up to $150,000,000 (the “Shares”), filed with the Commission pursuant to Rule 424 and Rule 430B under the Securities Act.

This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Securities Act, and no opinion is expressed herein as to any matter other than as to the legality of the Shares.

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, including the following documents:

(i)	the Registration Statement;

(ii)	the Articles of Incorporation of the Company, as amended by the Articles of Amendment thereto, certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (“SDAT”);

(iii)	the Fourth Amended and Restated Bylaws of the Company, certified as of a recent date by the Secretary of the Company;

(iv)	a form of certificate evidencing the Common Stock;

August 23, 2023 Page 2

(v)	the equity distribution agreement by and among the Company, Oxford Square Management, LLC, Oxford Funds, LLC and Ladenburg Thalmann & Co. Inc., dated as of August 1, 2019 (the “Equity Distribution Agreement”), as amended pursuant to Amendment No. 1 to the Equity Distribution Agreement, dated as of August 22, 2023 (the “Amendment”, and collectively with the Equity Distribution Agreement, the “Distribution Agreement”);

(vi)	a certificate from SDAT as to the existence and good standing of the Company dated as of a recent date (the “Certificate of Good Standing”); and

(vii)	resolutions of the board of directors of the Company (the “Board of Directors”), or a duly authorized committee thereof, relating to, among other things, the authorization and approval of (a) the preparation and filing of the Registration Statement and Prospectus, (b) preparation and execution of the Distribution Agreement, and (c) the authorization, issuance, offer and sale of the Shares pursuant to the Prospectus.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of all natural persons, (ii) the legal power and authority of all persons signing on behalf of the parties to such documents, and (iii) that the Certificate of Good Standing remains accurate and the Registration Statement remains effective at the time of the issuance and sale of the Shares.

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that when (i) the Amendment has been duly executed and delivered by the parties thereto and (ii) the Shares are (a) duly issued and sold in connection with the offering against receipt by the Company of payment therefor at a price per Share not less than the par value per share of the Common Stock as contemplated by the Registration Statement and the Prospectus and in accordance with the terms of the Distribution Agreement, and (b) if applicable, countersigned by the transfer agent, the Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

The opinions expressed herein are limited to the Maryland General Corporation Law and we do not express any opinion herein concerning any other law. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP